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                                                                    Exhibit 10.7

   Amendment of Correction to Amended Lease Between Pinal County and Evergreen
                      Air Center, Inc., Dated June 12, 1992


     Pinal County is the Lessor of the Leased Premises described in June 12, 1992, Amended Lease and is hereinafter referred to as "Pinal," and Evergreen Air Center, Inc., is the tenant of the Leased Premises and is hereinafter referred to as "Tenant."

     WHEREAS, under section 21 of the Amended Lease, Tenant is responsible for providing fire protection for the Leased Premises, which includes the land described therein and all buildings, facilities and improvements situated on the land; and

     WHEREAS, there is a history of Pinal stationing fire equipment at the Leased Premises for use by the Tenant in providing fire protection to the Leased Premises due to the distance to the nearest fire protection services; and

     WHEREAS, the provisions covering the equipment and use thereof being inadvertently omitted from the Lease; and

     WHEREAS, it is in the best interest of the Pinal to station fire protection equipment at the Leased Premises for operation and maintenance by Tenant for fire protection for the Leased Premises.

     THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, Pinal and Tenant hereby mutually agree to correct the Amended Lease between Pinal and Tenant dated June 12, 1992, by adding to the Amended Lease the following inadvertently, omitted terms, conditions and provisions:

     Section 21.1 Tenant may use any and all fire equipment, including but not limited to a fire truck, stationed by Pinal at the Leased Premises to provide fire protection at the Leased Premises, and Tenant may enter into reciprocal agreements in the use of said equipment to secure additional fire protection services for the Leased Premises. The stationing of fire equipment is at the discretion of Pinal and may be removed by Pinal at any time. If an emergency arises whereby Pinal needs the fire equipment, Pinal shall have priority over the use of the fire equipment. Pinal shall determine what constitutes an emergency. After the emergency, the fire equipment may be returned to the Leased Premises.

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     Section 21.2 Tenant shall be responsible for the operation, maintenance and repair of the fire equipment, without cost to Pinal. Tenants shall maintain records of equipment maintenance which shall be made available for Pinal's review upon Pinal's request. Operators of the fire equipment will be under the supervisory control and direction of Tenant and will not be employees of Pinal and the operators will not be entitled to any salary or benefits from Pinal.

     Section 21.3 In addition to the liability insurance requirement in Section 8 of the Amended Lease and without limiting any of Tenant's obligations or liabilities, Tenant, at its own expense, shall purchase and maintain from responsible insurance carriers licensed to do business within the State of Arizona motor vehicle liability insurance with a minimum coverage of a combined single limit for bodily injury and property damages of not less than One Million Dollars ($1,000,000.00), each occurrence. The insurance coverage shall name Pinal County, its agents, representatives, directors, officials, employees and officers as Additional Insureds and shall specify that said insurance shall be primary insurance and that any insurance coverage carried by Pinal, its agents, representatives, directors, officials, employees and officers shall be excess coverage, and not contributory coverage to that provided by Tenant. Said insurance shall be maintained in full force and effect throughout the entire term of the Amended Lease. Tenant shall furnish Pinal with copies of policies verifying that the policies provide the required coverages, conditions, and limits required under this provision. Such evidence shall be sent directly to County Manager, Pinal County, P.O. Box 827, Florence, AZ 85232

     Section 21.4 To the fullest extent permitted by law, Tenant shall indemnify, defend and hold harmless Pinal, its officials, employees and agents from all suits, actions, claims, demands, losses, costs or damages of every kind and description, including any attorneys' fees, arbitration and litigation expenses, which may be brought or made against or incurred by Pinal on account of injuries, death or damages received or sustained by any person, persons or property on account of any negligent or wilful act, omission, neglect or misconduct of Evergreen, its employees, agents or anyone acting on its behalf arising out of or caused by or as the result of the use of the fire equipment by Tenant, its employees, agents or anyone acting on its behalf or the provision of fire protection services by Tenant, its employees, agents or anyone acting on its behalf or arising out of any reciprocal fire protection agreement. Such indemnity shall not be limited by reasons of remuneration of any insurance coverage.

     The provisions, terms, and conditions enumerated above are added and incorporated into the June 12, 1992, Amended Lease as though wholly enumerated on that date, and the provisions, terms and conditions enumerated above are the only changes to the Amended Lease. There are

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no deletions or revisions to the other provisions of the Amended Lease and those provisions remain in full force and effect.

     This Amendment of Correction is entered into and agreed to this 1/st/ day of July 1998.

                                           Pinal County, a political subdivision
                                           of the State of Arizona, by and
                                           through its Board of Supervisors


                                           By:     /s/  Sandie Smith
                                              ----------------------------
                                                      Sandie Smith
                                                 Chairman of the Board
 ATTEST:

 By:    /s/  Karen Simmons
    ---------------------------
           Karen Simmons
     Deputy Clerk of the Board


                                           Evergreen Air Center, Inc.

                                           By:   /s/  Murray E. Vinson, SR.
                                               -----------------------------
                                           Its           President
                                               ----------------------------
                                                          (Title)


The foregoing instrument was acknowledged before me, a Notary Public, this 1 day of July, 1998, by Murray E. Vinson Sr. of Evergreen Air Center, an Oregon corporation, who being authorized to do so, executed the foregoing instrument on behalf of the corporation for the purposes stated therein.

                                            By:   /s/  Brenda J. Kline
                                               ----------------------------
                                                     Brenda J. Kline
                                                      Notary Public

 My Commission Expires:

     My Commission Expires Aug 8, 1989
    -----------------------------------

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